Exhibit 10.2

December 29, 2025

[Name]

Dear [•]:

This retention award agreement (this “Agreement”) is entered into by and between [•] (the “Executive”) and Flushing Financial Corporation (the “Company”) in connection with the Agreement and Plan of Merger by and among OceanFirst Financial Corp. (“Parent”), Apollo Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, dated as of December 29, 2025 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, and immediately thereafter, the Company will merge with and into Parent, with Parent being the surviving corporation (the “Mergers”) effective upon the effective time of the Mergers (the date on which the Mergers are consummated, the “Closing Date”).

1. Definitions and Effectiveness.

(a) Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Amended and Restated Employment Agreement by and between the Company and the Executive, dated July [•], 2013 (the “Company Employment Agreement”).

(b) Notwithstanding anything to the contrary in this Agreement, this Agreement (including without limitation Appendix A hereto) will automatically terminate and be of no further force or effect and neither of the parties will have any further obligations hereunder (and the Executive shall have no entitlement to the Transaction Retention Payment and/or the Transition Retention Payment (as such terms are defined below)) in the event the Mergers do not occur and the Merger Agreement is terminated in accordance with its terms. In addition, notwithstanding anything to the contrary in this Agreement, if the Executive’s employment with the Company or Flushing Bank (the “Bank”), as the case may be, terminates for any reason before the Closing Date, this Agreement (including without limitation Appendix A hereto) will automatically terminate and be of no further force or effect and none of the parties will have any obligations hereunder (and the Executive shall have no entitlement to the Transaction Retention Payment and/or the Transition Retention Payment).

(c) No amount paid or due to the Executive under this Agreement shall be deemed to be in lieu of other compensation to which the Executive is entitled.

2. Retention Payments.

(a) Transaction Retention Payment. The Company (or the surviving company in the Mergers) shall pay the Executive a cash bonus of $[•] (the “Transaction Retention Payment”)1, in a single lump sum, less required tax withholding, on the first payroll following the Closing Date, subject to and conditioned on the Executive’s continued employment with the Bank or the Company (or the surviving company in the Mergers or any of its subsidiaries), as applicable, through the Closing Date.

1.	[Note: 50% of total award.]

(b) Transition Retention Payment. The Company (or the surviving company in the Mergers) shall pay the Executive a cash retention payment of $[•] (the “Transition Retention Payment”)2, in a single lump sum, less required tax withholding, on the (6) month anniversary of the Closing Date (the “Transition Retention Date”), subject to and conditioned on the Executive’s continued employment with the Bank or the Company (or the surviving company in the Mergers or any of its subsidiaries), as applicable, through the Transition Retention Date (except in the case of a Qualifying Termination as set forth in Section 2(c) below).

(c) Termination of Employment. The Transition Retention Payment set forth in Section 2(b) above shall be promptly paid by the Company (or the surviving company in the Mergers), in the event of a termination of the Executive’s employment on or after the Closing Date but prior to the Transition Retention Date (i) by the Bank and/or the Company (or the surviving company in the Mergers or any of its subsidiaries), as applicable, without Cause (as such term is defined in the Company Employment Agreement), (ii) on account of the Executive’s death or Disability (as such term is defined in the Company Employment Agreement), or (iii) by the Executive for Good Reason (as such term is defined below) (a “Qualifying Termination”). [For purposes of this Agreement, a Qualifying Termination shall include the termination of the Executive’s employment with the Company and the commencement of the Executive’s service as the non-executive chairman of the board of directors of Parent on the Closing Date.]3

(d) Definition of Good Reason. Solely for purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s prior written consent: (i) a reduction in the Executive’s annual base salary or annual target bonus opportunity as compared to the Executive’s annual base salary and annual target bonus opportunity as in effect immediately prior to the Closing Date, (ii) a relocation of the Executive’s principal place of employment from Queens County or Nassau County, New York, or (iii) a material adverse change made by the Company or the surviving company in the Mergers (or any of its subsidiaries) in the Executive’s authority, functions, duties, or responsibilities in the Executive’s position with the Bank, the Company or the surviving company in the Mergers (or any of its subsidiaries), as applicable, as compared to those in effect immediately following the Closing Date; provided, however, that to terminate the Executive’s employment for Good Reason, (x) the Executive must provide written notice to the Company or the surviving company in the Mergers, as applicable, of the existence of such circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds, (y) the Company or the surviving company in the Mergers, as applicable, must have at least thirty (30) days from the date on which such notice is provided to cure such circumstances, and (z) if not so cured within such thirty (30) day cure period, the Executive must resign from employment within thirty (30) days following expiration of the cure period.

(e) Pre-Payment and Recoupment. Notwithstanding anything to the contrary contained in this Agreement, the Company may (but shall not be obligated to) pay the Executive the full amount of the Transaction Retention Payment and the Transition Retention Payment, in a single lump sum, less required tax withholdings, prior to the occurrence of the Mergers in calendar year 2025. In such event, the Executive agrees to, and shall, repay to the Company (or the surviving company in the Mergers, as applicable) (i) an amount equal to the sum of the Transaction Retention Payment and the Transition Retention Payment (net of applicable Federal, state, and/or local income and employment taxes paid or payable by the Executive less any amount of such taxes actually recovered by the Executive (“Net of Taxes”)), in the event that the Executive would not have otherwise been entitled to such payments due to the termination of this Agreement pursuant to Section 1(b) above or the condition for payment set forth in Section 2(a) above not

2.	[Note: 50% of total award.]
3.	[Note: Applicable to President and CEO only.]

being satisfied, and (ii) an amount equal to the Transition Retention Payment (Net of Taxes), in the event that the Executive would not have otherwise been entitled to such payment due to the condition for payment set forth in Section 2(b) above not being satisfied (it being understood that the Executive shall not be required to repay the Transition Retention Payment in the event of the Executive’s Qualifying Termination as set forth in Section 2(c) above). Any such repayment shall be made by the Executive within sixty (60) days of the date such repayment obligation first arises. In addition, any obligation of the Executive to make a repayment under this Section 2(e) shall survive the termination of this Agreement.

3. Restrictive Covenants.

In consideration for the Transaction Retention Payment and the Transition Retention Payment provided for herein, the Executive agrees to the restrictive covenants contained in Appendix A to this Agreement (which are incorporated herein by reference).

4. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern. Any dispute arising out of this Agreement may be resolved in any state or federal court located in the southern district of the State of New York, and the parties hereby accept such venue and submit to the personal jurisdiction of any such court.

5. Entire Agreement; Amendments.

Except as expressly set forth herein, this Agreement contains the entire agreement between the parties with respect to the Transaction Retention Payment and the Transition Retention Payment and supersedes any and all prior understandings, oral agreements or correspondence between the parties regarding the Transaction Retention Payment and the Transition Retention Payment. For the avoidance of doubt, nothing contained in this Agreement shall (or is intended to) affect any of the Executive’s rights under the Company Employment Agreement, the Amended and Restated Employment Agreement by and between the Bank and the Executive, dated July [•], 2013, and/or any other written agreement between the Executive and the Company and/or the Bank. This Agreement may not be altered, modified or amended except by written instrument signed by the parties.

6. Section 409A; Section 280G.

The parties intend that the benefits and rights provided under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intent and the requirements for avoiding taxes or penalties under Section 409A. If either party believes, at any time, that any such benefit or right is subject to Section 409A but does not comply with Section 409A, it shall promptly advise the other parties and all parties shall negotiate reasonably and in good faith to amend or clarify the terms of such benefits and rights such that they do not violate Section 409A (with the intent and effect of avoiding any adverse economic effect for the Executive). No party, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. To the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “separation” or like terms shall have the meaning set forth in Section 409A. For purposes of applying the provisions of Section 409A to this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement, and each individual installment in a series of payments, shall be construed as a separate identified payment for purposes of Section 409A.

For the avoidance of doubt, any amounts payable to the Executive under this Agreement are intended to be included as “Total Payments” and taken into account in the determination of any “Gross-up Payment” for purposes of Section 11 of the Company Employment Agreement.

7. Miscellaneous.

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision hereof, and this Agreement will be construed as if the invalid and unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

If this Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

FLUSHING FINANCIAL CORPORATION

By:
Name:
Title:

Accepted and Agreed

I hereby agree with and accept the terms and conditions of this Agreement:

Name: [•]

[Signature Page to Retention Award Agreement]

Appendix A

Restrictive Covenants

The Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its subsidiaries and accordingly agrees, as follows:

1. Confidentiality.

(a) The Executive acknowledges that in carrying out the business of the Company and its subsidiaries, the Executive may learn confidential or proprietary information about the Company and its subsidiaries or third parties. Confidential or proprietary information includes, among other things, any nonpublic information concerning the Company or its subsidiaries, including their respective business, financial performance, marketing or strategic plans, customers, and product pricing information, as well as any nonpublic information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed (collectively, “Confidential Information”). For purposes of this Appendix A, Confidential Information does not include any information which (i) was or becomes generally available to the public other than as a result of a breach of this Appendix A by the Executive; (ii) was or becomes available to the Executive on a non-confidential basis prior to disclosure to the Executive by the Company, or any of its subsidiaries or any of their respective representatives; (iii) was or becomes lawfully available to the Executive on a non-confidential basis from sources other than the Company or any of its subsidiaries or any of their respective representatives, provided, however, that the Executive does not know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information; or (iv) is independently developed by the Executive outside the scope of the Executive’s employment with the Company and its subsidiaries and without the reliance on or use of any Confidential Information or materials or resources of the Company or its subsidiaries. The Executive agrees that at all times during the Executive’s employment with the Company and/or its subsidiaries and thereafter, the Executive shall not disclose any Confidential Information outside of the Company or its subsidiaries or use such information for the Executive’s own or someone else’s benefit. The Executive agrees that such Confidential Information may be disclosed within the Company or its subsidiaries only to those individuals who need the information to carry out their business responsibilities.

(b) The Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

(c) Nothing contained in this Appendix A or otherwise in the Agreement limits, restricts or affects the Executive’s right or ability to: (i) communicate with any federal, state or local governmental agency or entity (“Governmental Agencies”) or with any official or staff person of any Governmental Agencies, concerning matters relevant to such Governmental Agency; (ii) cooperate with, comply with a subpoena from, or participate in an investigation conducted by a Governmental Agency; (iii) seek or receive an award for providing information to a Governmental Agency (including, but not limited to, a whistleblower award from the Securities and Exchange Commission under Section 21F of the Securities Exchange Act); or (iv) make a disclosure mandated by state or federal law. The Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure.

2. Non-Solicitation.

(a) The Executive agrees that at all times during the Executive’s employment with the Company and/or its subsidiaries and for a period of [•] year[s]4 thereafter, the Executive will not, directly or indirectly, (i) solicit for employment, recruit or hire, or assist any other entity to solicit for employment, recruit or hire, either as an employee or a consultant, any employee, consultant or independent contractor of the Company or any of its subsidiaries who was an employee, consultant or independent contractor of the Company or any of its subsidiaries at any time during the 12 months preceding or following the termination of the Executive’s employment, (ii) induce or attempt to induce, or assist any other entity to induce or attempt to induce, any employee, consultant or independent contractor of the Company or any of its subsidiaries who was an employee, consultant or independent contractor of the Company or any of its subsidiaries at any time during the 12 months preceding or following the termination of the Executive’s employment, to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or its subsidiaries; provided, however, that the restrictions on solicitation (other than the no hire restrictions) in this clause shall not apply to general solicitations of employment that are not specifically directed to employees, consultants or independent contractors of the Company or any of its subsidiaries, or (iii) solicit, interfere with, divert or take away or attempt to interfere with, divert, or take away, or assist any other entity to interfere with, divert or take away the business or patronage of (A) any of the clients, customers or accounts of the Company or any of its subsidiaries who were such at the time of the termination of the Executive’s employment, or (B) prospective clients, customers or accounts of the Company or any of its subsidiaries who were such at any time during the 12 months preceding the termination of the Executive’s employment (the entities listed in clauses (A) and (B) above are collectively referred to herein as the “Restricted Entities”).

(b) For purposes of this Appendix A, the term “solicit,” with respect to all means of communication other than communication facilitated by or through a social media website including, but not limited to, Facebook, X, YouTube, LinkedIn, or Pinterest, shall mean initiating any communication, whether written or oral. With respect to communication facilitated by or through a social media website such as those identified above, “solicit” shall mean initiating a connection, “inviting, “following”, requesting “friend” status, “liking”, joining any group, or initiating any communication whatsoever through the social media website, or any similar action.

(c) In order to help ensure adherence to the restrictions contained herein, the Executive agrees to “defriend”,” unfollow”, “remove connection”, or any other similar term, as the case may be, with respect to any and all Restricted Entities on any social media website on which the Executive has an account, and the Executive further agrees to allow the Company to review the social media websites on which the Executive has an account (in the Executive’s presence) to confirm such actions have been taken. The Executive further agrees to certify the Executive’s compliance with the foregoing obligation under oath to the Company upon request and the Executive’s failure or refusal to do so will entitle the Company to an inference that the Executive has violated or intend to violate the non-solicitation provisions set forth in this Appendix A.

4.	[Note: Non-solicit period of two years for President and CEO and one year for others.]

3. [Non-Competition. The Executive agrees that at all times during the Executive’s employment with the Company and/or its subsidiaries and for a period of two years thereafter, the Executive will not accept employment with, or perform services for, whether as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive’s personal services, any bank that has any material operations that compete with the Company and its subsidiaries in the New York metropolitan area; provided, however, that the Executive shall not be prohibited from owning less than two percent (2%) of any publicly-traded corporation.]5

4. General Provisions.

(a) If, at any time, the provisions of this Appendix A shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Appendix A shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Appendix A as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(b) The Executive acknowledges and agrees that the restrictions contained in this Appendix A are reasonable and necessary protection of the immediate interests of the Company and its subsidiaries, and any violation of these restrictions would cause substantial injury to the Company and its subsidiaries and that the Company would not have entered into the Agreement without receiving the protective covenants contained in this Appendix A. In the event of a breach or a threatened breach by the Executive of any of the terms of this Appendix A, the Company will be entitled to an injunction restraining the Executive from such breach or threatened breach (without the necessity of providing the inadequacy as a remedy of money damages or the posting of bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

(c) In addition to any other rights or remedies available to the Company, any breach of these restrictions will result in an immediate forfeiture of the Executive’s right to the Transition Retention Payment and the Transaction Retention Payment and shall entitle the Company to recover any amounts of the Transition Retention Payment and/or Transaction Retention Payment previously paid to the Executive.

(d) The provisions of this Appendix A are not intended by the parties hereto to represent the exclusive covenants of such type applicable to the Executive, and, if applicable, will be in addition to all other similar covenants contained in any other written agreements entered into between the Executive and the Company.

(e) The Executive acknowledges that a successor in interest to the Company, including the surviving corporation in the Mergers, may enforce the rights set forth in this Exhibit A following the Mergers, without the consent of the Executive, and that the Company may, at its option, assign its rights to any successor or assign.

5.	[Note: Applicable to President and CEO only.]